Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Mirum Pharmaceuticals, Inc. for the registration of up to 8,960,998 shares of its common stock and to the incorporation by reference therein of our reports dated February 25, 2026, with respect to the consolidated financial statements of Mirum Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Mirum Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

February 25, 2026